Exhibit 99.1
DEBT COVENANT COMPLIANCE
AS OF JANUARY 31, 2010
Consolidated Adjusted EBITDA:

(in 000s)	LTM(i)	Q4 FY09	Q1 FY10	Q2 FY10	Q3 FY10
Net Loss	$(13,067)	$(4,471)	$(8,546)	$697	$(747)
Add Back:
Depreciation and Amortization	5,211	1,133	1,232	1,361	1,485
Income Tax Provision (Benefit)	(4,603)	(1,950)	(606)	(923)	(1,124)
Interest Charges	2,849	943	964	474	468
Non-Cash Charges	4,019	1,492	163	622	1,742
Allowable Add backs Pursuant to Credit Facility Agreement, as amended	10,054	4,336	5,698	71	(51)

Consolidated Adjusted EBITDA	$4,463	$1,483	$(1,095)	$2,302	$1,773

I. Consolidated Leverage Ratio
A. Total Long-Term Obligations and Notes Payable (ii)	$5,602
B. Consolidated Adjusted EBITDA	$4,463
C. Consolidated Leverage Ratio (Line I.A ÷ Line I.B)	1.26
Maximum Permitted	3.5x to 1
II. Liquidity Test
Book Value of Consolidated Accounts Receivable at 65%	$23,958
Book Value of Consolidated Inventory at 40%	$8,812

A.	$32,770
B. Total Long-Term Obligations and Notes Payable (ii)	$5,602
(Line II.A) must be greater than (Line II. B)	Yes

III. Consolidated Fixed Charge Coverage Ratio (i)
A. Consolidated Adjusted EBITDA
1 Consolidated Net Income	$(13,067)
2 Consolidated Interest Charges	$2,849
3 Provision for income taxes	$(4,603)
4 Depreciation expenses	$4,831
5 Amortization expenses	$380
6 Non-recurring non-cash reductions of Consolidated Net Income	$4,019
7 Allowable Add backs Pursuant to Credit Facility Agreement, as amended	$10,054
8 Consolidated Adjusted EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 + 7)	$4,463
B. Cash payments for taxes	$547
C. Maintenance Capital Expenditures	$2,000
D. Consolidated Interest Charges (except non-cash interest)	$974
E. Current portion of other long term debt (iii)	$54
F. Consolidated Fixed Charge Coverage Ratio ((Line III.A.8 - Line III.B — Line III.C) / (Line III.D + Line III.E)	1.9
Minimum required	1.2x to 1
Notes:

(i)	Last Twelve Months (Most Recent Four Fiscal Quarters)

(ii)	Includes letters of credit of $3.4 million and excludes subordinated debt

(iii)	Represents current portion of other long-term debt as of January 31, 2010